Exhibit 99.1

Meritage Homes Corporation Elects Joseph Keough to Its Board of Directors

SCOTTSDALE, Ariz., - June 14, 2019 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, announced the election of Joe Keough to its Board of Directors.

Mr. Keough brings a 23-year track record of strong business leadership, deep understanding of real estate and first-hand experience driving organizational transformation. He currently serves as chairman and chief executive officer of Wood Partners, one of the nation’s largest multifamily real estate companies. Since its founding in 1998, Wood Partners has acquired and developed more than 75,000 multifamily homes with a combined capitalization of more than $13.1 billion nationwide.

"Joe’s strategic and operational expertise makes him a valuable addition to the Meritage Homes Board,” said Meritage Homes Chief Executive Officer Steven J. Hilton. “He is joining the board at an exciting time as Meritage continues its pivot toward building more homes for first-time homebuyers, and I look forward to his insights as we continue to deliver on our brand promise.”
Before joining Wood Partners, Keough acted as chief operating officer of Fuqua Capital, the office for the Atlanta-based Fuqua family. Keough had also been a senior vice president in the office and multifamily division of Cousins Properties, a publicly traded REIT, as well as a Principal at The Boston Consulting Group.
Keough earned his MBA from Harvard Business School and received his BS degree in finance and economics from Babson College.

About Meritage Homes Corporation:
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2018. Meritage offers a variety of homes that are designed with a focus on first-time and first move-up buyers in Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.
The Company has designed and built over 120,000 homes in its 33-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency’s ENERGY STAR® Partner of the Year for Sustained Excellence Award every year since 2013 for innovation and industry leadership in energy efficient homebuilding.

For more information, visit www.meritagehomes.com.
Contacts

Meritage Homes Corporation
Brent Anderson, 972-580-6360
VP Investor Relations
media@meritagehomes.com